UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 23, 2011
SWISHER HYGIENE INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-35067	27-3819646

(Commission File Number)	(I.R.S. Employer Identification No.)

4725 Piedmont Row Drive, Suite 400
Charlotte, North Carolina	28210

(Address of Principal Executive Offices)	(Zip Code)
(704) 364-7707
(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.
On February 23, 2011, (the “Closing Date”) Swisher Hygiene Inc. (the “Company”) entered into an agency agreement (the “Agency Agreement”), with Clarus Securities Inc., Broadband Capital Management LLC, and TD Securities, Inc. (collectively, the “Agents”) pursuant to which the Agents agreed to market, on a best efforts basis, 12,262,500 subscription receipts (“Subscription Receipts”) of the Company, at a price of CDN$4.75 (US$4.80) per Subscription Receipt, for aggregate gross proceeds of CDN$58,246,875 (US$58,859,594). The engagement of Clarus Securities Inc. and TD Securities, Inc. is with respect to sales outside of the United States.
Each Subscription Receipt will entitle the holder to acquire one share of the Company’s common stock (the “Common Stock”), without payment of any additional consideration, upon completion of the Company’s proposed acquisition of Choice Environmental Services, Inc., which was announced on February 14, 2011 (the “Acquisition”). The Company expects to complete the Acquisition no later than March 31, 2011. If the Acquisition is not completed by March 31, 2011, the Subscription Receipts will automatically terminate and be cancelled and the principal amount subscribed for plus accrued interest will be returned to the holders of the cancelled Subscription Receipts. The Subscription Receipts are, and the underlying Common Stock will be, subject to applicable United States and Canadian restrictions on resale. An aggregate cash fee of $2,912,344 will be paid to the Agents on the closing of the Acquisition.
Net proceeds from the private placement, which have been placed in escrow, will be used for general corporate purposes, including paying down a majority of approximately US$41.5 million of debt that will be assumed by the Company in connection with the Acquisition.
The offer and sale of the Subscription Receipts was made to a limited number of “accredited investors” as defined in Rule 501(a) of Regulation D with no general solicitation or general advertising, and was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.
The Company has agreed to use commercially reasonable efforts to file a resale registration statement with the U.S. Securities and Exchange Commission relating to the shares of Common Stock underlying the Subscription Receipts. If the registration statement is not filed or declared effective within specified time periods, or if it ceases to be effective for periods of time exceeding certain grace periods, the initial subscribers of Subscription Receipts will be entitled to receive an additional 0.1 shares of Common Stock for each share of Common Stock underlying Subscription Receipts held by any such initial subscriber at that time.
Also on February 23, 2011, the Company entered into a subscription receipt agreement (the “Subscription Receipt Agreement”) with the Agents, Equity Financial Trust Company, and Continental Stock Transfer & Trust Co., providing for the creation and governing terms of the 12,262,500 Subscription Receipts.
Copies of the Agency Agreement and the Subscription Receipt Agreement are attached as Exhibits 10.1 and 10.2 to this report, and are incorporated herein by reference.
The Company issued a press release announcing the closing of the subscription receipts offering, which press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.
Neither the Subscription Receipts nor the shares of underlying Common Stock have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Neither this report nor the press release attached as Exhibit 99.1 constitutes an offer to sell or the solicitation of an offer to buy the Subscription Receipts or the Common Stock of the Company.

Item 3.02 Unregistered Sales of Equity Securities.
The information required by this Item 3.02 is incorporated by reference from Item 1.01 of this report.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

10.1	Agency Agreement, dated February 23, 2011.
10.2	Subscription Receipt Agreement, dated February 23, 2011.
99.1	Press release, dated February 23, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2011	SWISHER HYGIENE INC.
	By:	Steven R. Berrard
Steven R. Berrard
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Agency Agreement, dated February 23, 2011.
10.2	Subscription Receipts Agreement, dated February 23, 2011.
99.1	Press release, dated February 23, 2011.

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